D-Wave Announces Formation of U.S. Government Business Unit
Seasoned government contracting leader, Jack Sears Jr., to lead efforts to meet growing U.S. government demand for D-Wave’s quantum computing solutions
PALO ALTO, Calif. – December 2, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, announced today that it has formed a new business unit dedicated to driving the adoption of its quantum computing products and services with the U.S. government. Led by seasoned government and public sector business executive Jack Sears Jr., the newly formed unit will support D-Wave’s enterprise-wide U.S. government-related initiatives.
Calls for quantum applications have come from several members of the U.S. Department of War’s leadership, including Undersecretary of War for Research and Engineering, Emil Michael, who added quantum technologies as a critical technology of focus. In addition, Secretary of the Army, Daniel Driscoll, and the Acting Chief Technology officer of the Navy, Justin Fanelli, have each spoken about the need to develop quantum applications to address the logistics and transportation needs of our service branches.
To address this growing market opportunity, Sears will join D-Wave’s executive team and serve as the business unit’s vice president of U.S. government solutions. In his role, Sears will oversee government-related go-to-market efforts and application development as well as the unique product development and customer support necessary for secure systems that meet federal requirements. He brings more than 25 years of experience in developing and executing organizational growth strategies for companies serving the federal government in the defense and aerospace industries. His background includes full P&L responsibility, proposal development, price-to-win modeling, and U.S. federal acquisition compliance.
“The call to use quantum technologies to address our nation’s interests is increasing, as the U.S. government faces complex challenges that require more powerful and agile problem-solving resources to protect our nation,” said Dr. Alan Baratz, CEO of D-Wave. “By formalizing a U.S. government-focused business unit under Jack’s leadership, we aim to facilitate the rapid development of quantum applications that address national security, defense, and infrastructure challenges.”
In support of the Company’s government business, D-Wave recently announced that its Advantage2TM quantum computer is now operational at the Alabama headquarters of Davidson Technologies, Inc., a mission-driven technology company supporting U.S. Department of War and commercial aerospace customers. The system is expected to address mission-critical U.S. government problems and eventually run sensitive applications.
“D-Wave is uniquely positioned to address many of the challenges facing our government,” said Sears. “With D-Wave’s quantum technology capable of solving real-world problems today and a quantum computing system operational in Alabama that is expected to eventually handle sensitive applications, now is the time to aggressively push quantum adoption in service of national security and defense.”
Sears has held senior government-focused leadership roles, including chief growth officer at Precise Systems, a professional services company supporting U.S. Department of Defense programs, where he oversaw all business development, capture, and proposal functions. Prior to Precise, Jack held executive roles at Aquia Inc., Parsons Corporation, and Epsilon Systems, where he directed strategic pursuits across defense and intelligence community clients. He has managed sales / project pipelines exceeding $3 billion, led M&A integration efforts, and prepared companies for rigorous federal contracting and compliance environments.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contact:
Alex Daigle
media@dwavesys.com